EXHIBIT 99.1

Contact: Dan Kelly

(919) 774-6700

The Pantry’s First Quarter Gas Margins Down

Schedules Release of Quarterly Results and Conference Call

SANFORD, N.C. January 9, 2007 — The Pantry, Inc. (Nasdaq:PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announces significantly lower gas margins for its first fiscal quarter ended December 28, 2006.

Chairman and Chief Executive Officer Peter J. Sodini said, “As we have previously indicated, our first quarter results will be significantly below a year ago, and unusually low relative to our historical seasonal trends, primarily due to an average gasoline margin per gallon in the low 8-cent range. However, gas margins over the past few weeks have been more in line with historical seasonal trends.”

Additional information will be available when final first quarter results are announced. The Company expects to release results for the quarter on Thursday, January 25, 2007 and to host a conference call that day at 10:00 a.m. Eastern Time. The conference call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. A replay will be available at these sites until January 31, 2007.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of December 28, 2006, the Company operated 1,506 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of January 9, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.